Exhibit 12
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                                                 Ford Motor Company and Subsidiaries

                      CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      ----------------------------------------------------------------------------------------
                                                            (in millions)


                                                                           For the Years Ended December 31
                                                          -----------------------------------------------------------
                                                            1997         1996         1995         1994        1993
                                                          -------      -------      -------      -------      -------
Earnings
  Income/(Loss) before income taxes
   and cumulative effects of changes
   in accounting principles                               $10,939      $ 6,793      $ 6,705      $ 8,789      $ 4,003
  Equity in net loss/(income) of
   affiliates plus dividends from
   affiliates                                                 121           36          179         (182)         (98)
  Adjusted fixed charges a/                                10,911       10,801       10,556        8,122        7,648
                                                          -------      -------      -------      -------      -------
    Earnings                                              $21,971      $17,630      $17,440      $16,729      $11,553
                                                          =======      =======      =======      =======      =======

Combined Fixed Charges and
 Preferred Stock Dividends
  Interest expense b/                                     $10,570      $10,464      $10,121      $ 7,787      $ 7,351
  Interest portion of rental expense c/                       309          300          396          265          266
  Preferred stock dividend requirements
   of majority owned subsidiaries and
   trusts d/                                                   55           55          199          160          115
                                                          -------      -------      -------      -------      -------
    Fixed charges                                          10,934       10,819       10,716        8,212        7,732

Ford preferred stock dividend
 requirements e/                                               82           95          459          472          442
                                                          -------      -------      -------      -------      -------

  Total combined fixed charges
   and preferred stock dividends                          $11,016      $10,914      $11,175      $ 8,684      $ 8,174
                                                          =======      =======      =======      =======      =======

Ratios
  Ratio of earnings to fixed charges                          2.0          1.6          1.6          2.0          1.5
  Ratio of earnings to combined fixed
   charges and preferred stock dividends                      2.0          1.6          1.6          1.9          1.4


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a/   Fixed charges, as shown below, adjusted to exclude the amount of interest capitalized during the period and preferred stock dividend requirements of majority owned subsidiaries and trusts.
b/ Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
c/   One-third of all rental expense is deemed to be interest.
d/ Preferred stock dividend requirements of Ford Holdings, Inc. (1995 - 1993), increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates. Beginning in the fourth quarter 1995, includes requirements related to company-obligated mandatorily redeemable preferred securities of a subsidiary trust.
e/ Preferred stock dividend requirements of Ford Motor Company, increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates.